EXHIBIT 2.1
                                                                     -----------

                            ASSET PURCHASE AGREEMENT

     This agreement ("Agreement") is made as of July 11, 2003, by and between Jupitermedia Corporation, a Delaware corporation ("Purchaser"), with a principal place of business at 23 Old Kings Highway South, Darien, Connecticut 06820, and DevX.com, Inc. with a Federal U.S. Tax ID of 77-0529481 (the "Seller"), whose principal place of business is 310 Villa St., Mountain View, CA 94041, pursuant to the following terms and conditions.

     WHEREAS, the Seller now owns and wishes to sell its network of Internet Web sites, e-mail newsletters, discussion forums, and all of the related Internet Web site pages, content, domain names, subscriber lists, e-mail newsletters, discussion forums and other assets, as more fully specified below, collectively known as DevX or DevX.com, the home page of which is shown on Exhibit A, (the Web site, e-mail newsletters and other assets collectively the "Web site"), to Purchaser on the terms set forth hereinbelow; and

     WHEREAS, Purchaser wishes to purchase the assets of the Web site from the Seller and to retain certain employees of Seller to maintain and operate the Web site as herein provided;

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and such other good and valuable consideration, Purchaser and the Seller hereby agree as follows:

1.   GRANT.
     -----

     (a) Purchaser hereby agrees to purchase and the Seller hereby agrees to sell the following assets: any and all of the Seller's rights, title and interest in and to all non-cash assets and properties constituting, relating to, or used with, the Web site, including but not limited to all content; text; graphics; images; audio; video; databases; HTML; DHTML and SHTML files; XML; WAP; cgi and other scripts, all programming code (source and object), subscriber databases (including, but not limited to, postal and e-mail); mailing lists (postal and e-mail); user lists, member lists; archives; discussion lists, discussion forums, source code libraries, e-learning solutions, vendor development portals, corporate development portals, get help library, webinars, on-line workshops, server and traffic logs; e-mail newsletters (as listed on Exhibit B, hereafter the "E-mail Newsletters"); archives of e-mail newsletters; e-mail subscriber lists; customer and advertiser lists; work-in-process; goodwill; copyrights; copyright applications; trademarks including all goodwill and common law rights (including but not limited to those listed on Exhibit B (the "Trademarks")); trademark applications (as listed on Exhibit B); names (including, but not limited to, DevX and DevX.com and all derivations thereof); design; trade dress; logos; graphics; marketing materials; promotional materials; web sites, domain names (as listed on Exhibit B (the "Domain Names")); architecture; patents; patent applications; intellectual property; property rights; pages; advertising space reservation and advertising insertion orders; commerce and other contracts (as listed in Exhibit C); any deposits, advance payments or

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accounts receivable related to any advertising contracts, orders, subscriptions, or other items assumed by Purchaser (as listed in Exhibit C) or fulfilled by Purchaser after the date of this Agreement; and all business, accounting, legal and technical books and records related to the Web site; all operating systems; Internet Web servers; interpreters; compilers; routers; application software; database software; banner rotation software; all computer workstations including monitors, keyboards, mice, printers and modems, fax machines, copy machines and other office furniture and equipment (such software, hardware and equipment as listed in Exhibit D), of Seller (the Web site and all of the previous assets hereafter, collectively referred to as the "Assets").

     (b) The Assets will be transferred to Purchaser upon Closing and the Seller shall execute all required documents and shall do all things that are deemed necessary by Purchaser for the valid transfer of any of the Assets including, but not limited to, executing all domain name transfer forms for each Domain Name, and the trademark assignment form, attached as Exhibit E. Following the Closing, the Web site shall reside solely on Purchaser's servers, its distribution and mirroring shall be maintained solely by Purchaser.

     (c) The Seller acknowledges that Purchaser is not purchasing or assuming any liabilities, obligations or indebtedness of the Seller, the Web site or the Assets arising from any event occurring prior to the date of this Agreement (the "Excluded Liabilities"), except as specifically listed on Exhibit C (the "Assumed Liabilities") no matter when any claim for such liabilities, obligations or indebtedness is made. The Seller hereby covenants and agrees to pay, perform and fully discharge the Excluded Liabilities.

     (d) The Purchaser agrees to offer employment to certain employees of the Seller as listed on Exhibit F.

     (e) The Seller agrees that it will change its corporate name to a name that does not use the Trademarks promptly following the Closing.

     (f) The Seller agrees that Purchaser and the employees operating the Web site may remain in Seller's office space located at 310 Villa St., Mountain View, CA, through the end of August 2003. Seller shall be solely responsible for the office rent for the month of July 2003 and Purchaser shall reimburse Seller for the base office rent for the month of August 2003.

     (g) Seller shall provide Purchaser with access to, and use of, Seller's Internet and telephone service in the office until August 31, 2003 and with access to, and use of, Seller's server hosting with Exodus Communications for up to a period of ninety days following the date of Closing. Purchaser shall reimburse Seller for all of its direct costs incurred in complying with this
Section 1(g). In addition, Purchaser shall use commercially reasonable efforts to terminate its use of the foregoing services before the specified time periods.

     (h) Seller and Purchaser shall (i) each provide the other with such assistance as may reasonably be requested by them in connection with the preparation of any tax returns, or in connection with any audit or other examination by any taxing authority or any judicial or

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administrative proceedings, (ii) each retain and provide to the other any records or other information which may be relevant to any such tax return, audit or examination, proceeding or determination or securities filing, (iii) each retain and provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any tax return or in any securities filing of the other for any period. In addition to the foregoing, upon request of Purchaser, Seller shall provide management representation letters to Purchaser, and its accountants, for any such periods ending on or prior to the date of Closing.

2.   PROPRIETARY RIGHTS.
     ------------------

     The Seller acknowledges and agrees that nothing contained in this Agreement shall cause the Seller to acquire any right, title, or interest in or to any copyrights, trademarks, service marks, trade secrets, patents or other intellectual property rights of Purchaser, or to acquire or retain any rights to the Web site or the Assets whether originated before or after the date hereof.

3.   NON-COMPETITION/NON-SOLICITATION.
     --------------------------------

     (a) The Seller agrees that it will not, anywhere in the world or in any language during and for a period of three (3) years after the date of this Agreement, directly or indirectly, whether as principal, agent, stockholder, consultant, partner, employee, member, or in any other capacity whatsoever, participate in, engage in, or be in any manner associated with the development, publishing, marketing, distribution, creation, licensing or sale of any Internet or World Wide Web site or Assets, or other paper or electronic product that is similar to, or has any content or features similar to, or is likely to compete or interfere with, or injure the value or prospects of the Web site, the Assets or any of the content of the Web site anywhere in the world.

     (b) The Seller further agrees that during and for a period of at least three (3) years from the date of this Agreement it will not, jointly or independently, directly or indirectly, solicit or induce or attempt to solicit any employee, agent, representative or contractor of Purchaser, including any former employees of the Seller, to terminate his, her or its employment, representation or other association with Purchaser.

     (c) The Seller acknowledges and agrees that because of the world wide access of the Internet and World Wide Web, that the provisions of Paragraph 3(a) and (b) are reasonable with respect to the scope of restriction, duration and the geographic scope and are reasonably necessary to protect the value of the Assets. In the event that a court of competent jurisdiction or other competent authority should determine that the duration, geographic restriction, or scope of the foregoing restrictions are unreasonable, then the Purchaser and the Seller hereby authorize and empower such court to insert reasonable limitations and enforce the restrictions in accordance therewith so as to achieve as nearly as possible the business purpose and intent of such restrictions. Such modification shall be effective, however, only with respect to the operation of this Agreement in the jurisdiction in which such modification was made and this Agreement shall remain in full force and effect without modification in all other jurisdictions.

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4.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER.
     ---------------------------------------------------

     The Seller represents, warrants and covenants that, except as set forth on the Seller Disclosure of Exceptions delivered to Purchaser contemporaneously with execution of this Agreement, and attached as Exhibit L:

(a) the Assets are free and clear of all liens, encumbrances, security interests, restrictions or claims of any kind or nature;

(b) it is the sole author and owner of all content including all images, text, graphics, video and audio of the Web site or has the freely transferable right to the content, images, text, graphics, video and audio of the Web site;

(c) it is the sole owner of the Assets and that it has every right to enter in this Agreement and sell the Assets;

(d) the un-audited balance sheets of the Seller at March 31, 2003 and May 31, 2003 (the "Balance Sheets") and related statements of income, retained earnings and cash flow for the periods then ended (collectively, the "Financial Statements"), (i) are included as Exhibit K, (ii) were prepared in accordance with United States generally accepted accounting principles ("GAAP"), (iii) present fairly the financial condition and the results of operations of the Company as of the dates and for the periods indicated thereon, (iv) are complete, correct and accordance with the books of account and records of the Company, (v) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Seller for federal income tax purposes, and (vi) reflect accurately all costs and expenses for the Web site that are required to be included in financial statements prepared in accordance with GAAP.

(e) All accounts receivable of the Company that are reflected on the Balance Sheets or on the accounting records of the Seller as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current (and not subject to claims of offset) and are payable pursuant to written agreements with Seller and to the best of Seller's knowledge there is no claim, breach, or other fact of any kind suggesting that any such Accounts Receivable will not be paid when due. The reserves shown on the Balance Sheets as of the Closing Date are calculated in accordance with GAAP. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable;

(f) There are no agreements between Seller and any related or affiliated party in regard to the Web site or Assets;

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(g)   Exhibit B contains a list of all material intellectual property related to, or used in, the Web site including, but not limited to, domain names, trademarks, copyright, patents, databases, and trade secrets.

(h) it first used the name DevX on October 27, 1999 and filed trademark applications as listed on Exhibit B;

(i) except as set forth on Exhibit C attached hereto, has made no commitment, agreement or understanding, whether verbally or in writing, to any other party for the use or license of any content, Trademarks, Domain Names or other intellectual property of the Web site or Assets after the date of this Agreement;

(j) to the best of the Seller's knowledge, the Web site and Assets do not infringe, and Seller has received no notice of any potential infringement, of any statutory or common law copyright, trademark, contractual, proprietary right, privacy or any other right of any other person or entity;

(k) at all times the Web site and Assets have been operated or utilized in full compliance with all applicable laws;

(l)   the Assets are in good condition, ordinary wear and tear excepted;

(m) Exhibit D lists all of the software, codes, hardware or licenses used by Seller to operate or maintain the Web site and, except as listed on Exhibit D, there is no other software, codes, hardware or licenses used by Seller for the operation or maintenance of the Web site or Assets;

(n) Exhibit G lists all of the contracts or agreements that are used by Seller for the operation or maintenance of the Web site that are not being transferred to Purchaser and except as noted on Exhibit G, there are no other such contracts or agreements that are used by Seller for the operation or maintenance of the Web site other then the assumed contracts identified on Exhibit C;

(o) this Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller, in accordance with its terms;

(p) to the best knowledge of Seller, the Web site and the Assets do not contain any viruses and the Seller have received no notice and has no knowledge of any claim of any virus;

(q) there is no action, suit, litigation, hearing, proceeding or investigation pending or, to the best of the Seller's knowledge, threatened, which could have an adverse effect on the business, operations, prospects, earnings, ownership or condition (financial or otherwise) of the Web site or the Assets;

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(r)   there have been not less than 4,497,368 and 4,961,211 "page views" of the
      Web site respectively (excluding "mirrored sites") for each of the calendar months of June, 2003 and May, 2003 respectively;

(s) there have been not less than 654,759 and 607,062 unique users of the Web site as of June 30, 2003 and May 31, 2003, respectively;

(t) there has been $$440,070, $344,171 and $468,901 revenues for the Web site, pursuant to GAAP for the calendar months of June, 2003, May, 2003 and April, 2003 respectively;

(u) there have been not less than 391,353 and 390,407 total subscribers to the E-mail Newsletters (excluding "mirrored sites") as of June 30, 2003 and May 31, 2003, respectively;

(v) no consent, approval or authorization from any third party or any governmental authorities is required in connection with the Seller's execution and delivery of this Agreement or the performance of its obligations hereunder;

(w) the Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the full corporate power and authority to execute and deliver this Agreement and consummate the transactions hereunder;

(x) the execution and delivery of this Agreement, or the consummation of the transaction hereunder will not conflict with, or violate, (i) any provision of the certificate of incorporation, bylaws or board of director or shareholder resolutions of the Seller; or (ii) any contract of the Seller in regard to the Assets;

(y) the representations and warranties of the Seller in this Agreement do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make such representations and warranties, in light of the circumstances under which they are made, not misleading;

(z) except as listed on Exhibit H, the Seller has not authorized any "mirror sites" and is not aware of any unauthorized "mirror sites" for the Web site or content of the Web site;

(aa) Seller is not aware of any information that is likely to have, or result in, a material adverse effect on the Web site or Assets or the future prospects of the Web site or Assets.

5.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER.
     ------------------------------------------------------

     Purchaser represents and warrants to the Seller that Purchaser has full legal capacity to enter into this Agreement; and that the execution and performance of this Agreement by Purchaser (i) will not conflict with, or violate any provision of the certificate of incorporation, bylaws or board of director or shareholder resolutions of the Purchaser, and (ii) will not infringe

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upon any rights of any person or entity nor violate any other agreement or contract to which Purchaser is a party. This Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser, in accordance with its terms. No consent, approval or authorization from any third party or any governmental authorities is required in connection with the Purchaser's execution and delivery of this Agreement or the performance of its obligations hereunder. The Purchaser Stock, as defined below, when issued to Seller in accordance with the terms of this Agreement will be duly authorized, validly issued and fully paid and will be free of encumbrances and restrictions on transfer other than restrictions imposed by the securities laws and the Registration Rights Agreement, as defined below. Purchaser is not aware of any nonpublic information that is likely to have, or result in, a material adverse effect on the Purchaser Stock. The representations and warranties of the Purchaser in this Agreement do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make such representations and warranties, in light of the circumstances under which they are made, not misleading.

6.   INDEMNITY/SURVIVAL.
     ------------------

     The Seller agrees to fully defend, indemnify and hold the Purchaser and its parent, subsidiaries, officers, directors, employees and affiliates (collectively the "Purchaser Indemnitees") harmless from, and against, any and all loses, judgments, obligations, settlements, costs, damages, expenses, liabilities, and other claims, including attorneys' fees and court costs, (the "Damages") that are in any way connected to the Excluded Liabilities, or the Seller's material breach of any representation, warranty, covenant or any other term of this Agreement, provided, however, Seller shall not have any obligations to indemnify the Purchaser from and against any Damages in excess of two million two hundred and fifty thousand dollars ($2,250,000). All representations and warranties of Seller shall survive the Closing and continue in full force and effect for a period of twelve (12) months from the Closing Date, after which they will expire. The foregoing indemnity shall be the sole and exclusive remedy of the Purchaser Indemnitees for any Damages of any sort related to the Excluded Liabilities or this Agreement. Recovery of any amount by a Purchaser Indemnitee against Seller pursuant to the terms of this Section 6 shall be had first, from the Escrow, and second to the extent the Escrow is insufficient, directly from Seller.

     Purchaser agrees to fully defend, indemnify and hold the Seller and its parent, subsidiaries, officers, directors, employees and affiliates (collectively the "Seller Indemnitees") harmless from, and against, any and all Damages suffered or incurred by Seller or any Seller Indemnitee that are in any way connected to the Assumed Liabilities or any breach by Purchaser of this Agreement for a period of twelve (12) months from the Closing Date, after which they will expire.; PROVIDED HOWEVER, that nothing in this section will impose on Purchaser any duty to indemnify Seller for any Excluded Liabilities.

     As used herein, an "Indemnified Party" means a party seeking indemnification pursuant to this Section, as applicable, and the term "Indemnifying Party" means the party who is obligated to provide indemnification under this Section, as applicable. The Indemnified Party agrees to

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give the Indemnifying Party prompt written notice of any event, or any claim, action, suit, demand, assessment, investigation, arbitration or other proceeding by or in respect of a third party (a "Third-Party Claim") of which it has knowledge, for which such Indemnified Party is entitled to indemnification under this Section 6. In the case of a Third-Party Claim, the Indemnifying Party will have the right to direct, through counsel of its own choosing, the defense or settlement of any such Third-Party Claim at its own expense. In such case the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party will be paid by the Indemnified Party. The Indemnified Party will promptly provide the Indemnifying Party with access to the Indemnified Party's records and personnel relating to any such Third-Party Claim during normal business hours and will otherwise cooperate with the Indemnifying Party in the defense or settlement of such Third-Party Claim, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses incurred in providing such access, personnel and cooperation. Upon assumption of the defense of any such Third-Party Claim by the Indemnifying Party, the Indemnified Party will not pay, or permit to be paid, any part of any claim or demand arising from such Third-Party Claim, unless the Indemnifying Party consents in writing to such payment (which consent will not be unreasonably withheld) or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnified Party is entered against the Indemnified Party for such liability. No such Third-Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party, which consent will not be unreasonably withheld. If the Indemnifying Party fails to defend or fails to prosecute or withdraws from such defense, then the Indemnified Party will have the right to undertake the defense or settlement thereof, at the Indemnifying Party's expense. If the Indemnified Party assumes the defense of any such Third-Party Claim pursuant to this Section and proposes to settle such Third-Party Claim prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party will give the Indemnifying Party prompt written notice thereof and the Indemnifying Party will have the right to participate in the settlement or assume or reassume the defense of such Third-Party Claim.

7.   PURCHASE PRICE AND OTHER CONSIDERATION.
     --------------------------------------

     In consideration of the purchase of the Assets, the assumption of the Assumed Liabilities and of the Seller's representations, warranties, covenants and agreements as set forth in this Agreement, Purchaser agrees to pay the Seller the following (the "Purchase Price"):

     i. A total cash payment of two million two hundred and fifty thousand dollars ($2,250,000) (the "Cash Payment") to be paid as follows:

          A. One million nine hundred twelve thousand five hundred dollars ($1,912,500) less any amounts paid directly by Purchaser at Closing to Comerica to satisfy the conditions of Section 4(a) of this Agreement, upon execution of this Agreement by the parties, together with any Exhibits, by check or wire transfer to an account designated by the Seller;

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          B.   A cash escrow equal to fifteen percent (15%) of the Cash Payment, in the amount of three hundred thirty seven thousand five hundred dollars ($337,500), as may later be adjusted pursuant to the post-closing Purchase Price adjustment below, to be held according to the terms of the Escrow Agreement, and delivered to the Escrow Agent (as defined in the Escrow Agreement, attached hereto, and made a part hereof, as Exhibit I) (the "Escrow");

     ii. Two hundred thousand (200,000) shares of restricted common stock, par value $0.01 per share, of the Purchaser (the "Purchaser Stock"), pursuant to the terms of the Registration Rights Agreement, attached hereto, and made a part hereof, as Exhibit J.

     iii. Assumption of the Assumed Liabilities.

     iv. The post-closing Purchase Price adjustment, to be funded out of Escrow, shall be as follows:

          A. As soon as reasonably practical after the signing of this Agreement (the "Closing Date"), but in no event more than thirty
               (30) days after the Closing Date, the Purchaser shall prepare and deliver to Seller a balance sheet of the Web site as of the close of business on the Closing Date (the "Closing Date Balance Sheet"), together with (i) a draft schedule (the "Draft Adjustment Report") showing the Purchaser's computation of the Net Asset Adjustment (as defined below) as of the Closing Date and the Purchaser's proposed Purchase Price adjustment to be made in accordance with this section and the Net Asset Adjustment, and upon request (ii) provide reasonable detailed back-up information used to prepare the Closing Date Balance Sheet and the Draft Adjustment Report. The Closing Date Balance Sheet shall be prepared in accordance with GAAP, applied on a consistent basis. "Net Asset Adjustment" means, with respect to the Web site, any increase, or decrease, as of the Closing Date , in the amount that assets excluding cash, but including net accounts receivable and other assets, exceeds the Assumed Liabilities (provided such assets are included in the Assets). Per the March 31, 2003 Balance Sheet the total non-cash assets equaled one million five hundred eighty seven thousand one hundred eighty seven dollars ($1,587,187), including eight hundred twenty seven thousand three hundred and one dollars ($827,301) of net accounts receivable and seven hundred fifty nine thousand eight hundred and eighty six dollars ($759,886) of other assets, and the Assumed Liabilities consisted of nine hundred eighty three thousand nine hundred and seventy three ($983,973) of accounts payable and accruals and five hundred ninety nine thousand six hundred eighty eight dollars ($599,688) of deferred revenue. Any decrease in assets or increase in Assumed Liabilities, from the figures above, shall result in a comparable decrease in the Purchase Price and any increase in assets or decrease in Assumed Liabilities,

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               from the figures above, shall result in a comparable increase in the Purchase Price provided such assets are included in the Assets.

          B. During the thirty (30) day-period after the Seller's receipt of the Closing Date Balance Sheet and the Draft Adjustment Report, the Seller and the Purchaser shall cooperate with each other to resolve any disagreements between them with respect to the Draft Adjustment Report and Purchaser shall provide Seller with any additional detailed back-up information reasonably requested by Seller. In the event the Seller and the Purchaser agree on the Draft Adjustment Report and the proposed Net Asset Adjustment set forth therein (such agreement to be indicated in writing by the Seller and the Purchaser by signing such Draft Adjustment Report), then the Draft Adjustment Report shall be deemed to be the final Adjustment Report (the "Adjustment Report"), and the Net Asset Adjustment set forth therein shall be conclusive and binding upon the Purchaser and the Seller and shall have the effect of adjusting the Purchase Price as set forth therein.

          C. In the event the Seller and the Purchaser shall not reach agreement on all aspects of the Draft Adjustment Report, including with respect to the Net Asset Adjustment set forth therein, within such thirty (30) day period after the Seller's receipt of the Closing Date Balance Sheet and the Draft Adjustment Report, the Seller shall promptly (but in no event later than five (5) days following the expiration of such thirty
               (30) day period) prepare a written notice of its objections (the "Objection Notice"): (i) objecting in good faith to the Closing Date Balance Sheet or the Net Asset Adjustment set forth in the Draft Adjustment Report, (ii) setting forth the items being disputed and the reasons therefor, and (iii) specifying the Seller's calculation of the Net Asset Adjustment as of the Closing Date and the adjustment to be made in accordance with this section. In connection with the preparation of the Objection Notice, the Purchaser shall provide reasonable cooperation and grant the Seller's accountants and other representatives reasonable access to all of the books and records of the Web site. If the Seller fails to deliver timely notice of its objection to the Closing Date Balance Sheet or the Net Asset Adjustment as set forth in the Draft Adjustment Report, then the Draft Adjustment Report shall be deemed to be the Adjustment Report, and the Net Asset Adjustment set forth therein shall be conclusive and binding upon the Purchaser and the Seller and shall have the effect of adjusting the Purchase Price as set forth therein.

          D. The matters in dispute shall be determined by a nationally recognized independent public accounting firm mutually satisfactory to the Purchaser and the Seller (the "Arbiter"), and the Purchaser and the Seller shall promptly deliver to the Arbiter the Closing Date Balance Sheet, the Draft Adjustment Report and Seller's Objection Notice. Promptly, but not later than thirty (30) days after the acceptance of its appointment, the Arbiter shall determine

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               (based solely on presentations by the Seller and the Purchaser to the Arbiter and not by independent review) only those items in dispute and shall render a report as to its resolution of such items and the resulting calculation of the Net Asset Adjustment. For purposes of the Arbiter's determination, the amounts to be included shall be the appropriate amounts from the Closing Date Balance Sheet or the Draft Adjustment Report, as the case may be, as to items that are not in dispute, and the amounts determined by the Arbiter, as to items that are submitted for resolution by the Arbiter. In resolving any disputed item, the Arbiter may not assign a value to such item greater than the greatest value for such item claimed by either party in the Closing Date Balance Sheet, Draft Adjustment Report or Objection Notice or less than the lowest value for such item claimed by either party in the Closing Date Balance Sheet, Draft Adjustment Report or Objection Notice. The Purchaser and the Seller shall cooperate with the Arbiter in making its determination and such determination shall be conclusive and binding upon the Purchaser and the Seller.

          E. If there is a substantially prevailing party (as determined by the Arbiter), then the reasonable fees and expenses of the Arbiter shall be paid by the other party. If there is no substantially prevailing party, then the Purchaser and the Seller shall each bear one-half of the fees and expenses of the Arbiter.

          F.   Any Net Asset Adjustment pursuant to this section shall be paid
               (i) initially out of the Escrow or (ii) as necessary, by either party, within five (5) business days after the final determination of the Net Asset Adjustment, in accordance with this section including, as needed, to maintain the Escrow; provided that any payments required to maintain the Escrow (at 15% of the Cash Payment as adjusted by the Net Asset Adjustment) shall be made by depositing a number of shares of the Purchaser Stock into the Escrow equal to the amount of such required payment divided by the average trading price of the Purchaser Stock over the five day period prior to the Closing.

8.   CLOSING.
     -------

     The closing of the transactions contemplated hereby (the "Closing") shall be upon mutual execution of this Agreement by the parties, together with any and all Exhibits (the "Closing Date") and shall be held at the offices of Purchaser.

9.   JURISDICTION.
     ------------

     The execution, performance and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to Delaware's choice of law rules.

10.  NOTICES.
     -------

     All notices required or permitted to be given under this Agreement must be in writing, and will be deemed given on the date of receipt if delivered in person, or on the date of mailing if mailed by overnight courier or registered or certified mail, postage prepaid, return receipt requested, to the applicable party, in the case of Purchaser, at its address indicated on the first page of this Agreement, and in the case of Seller at the following address: c/o Hummer Winblad Venture Partners, Attn: CFO , 2 South Park, 2nd Floor , San Francisco, CA 94107. Either party may change its address for purposes of this Agreement by giving five (5) business days' prior written notice of such change of address to the other party in the manner described in this Section.

11.  BINDING EFFECT; ASSIGNMENT.
     --------------------------

     The Seller shall not assign any of its rights, or delegate any of its obligations under this Agreement to any third party without the consent of Purchaser. This Agreement is binding upon, and shall inure solely to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. This Agreement is not intended to benefit, and shall not be construed as benefiting, any third party, and no third party shall have standing to enforce any provision of this Agreement.

12.  MODIFICATION.
     ------------

     No purported modification, amendment or waiver of any term of this Agreement shall be effective unless it is in writing, subsequent to this Agreement and signed by both parties hereto.

13.  CONFIDENTIALITY.
     ---------------

     The financial terms of this Agreement shall be confidential and shall not be disclosed by either party without the other party's prior written consent except as may be required by law; provided that a party may disclose such terms to its employees, directors, stockholders, creditors, and other interest holders. The Seller shall not issue a press release or make any other public statements related to this Agreement or the transaction incorporated herein without the express written consent of Purchaser.

14.  EXPENSES.
     --------

     Except as expressly set forth in this Agreement, each party to this Agreement shall bear all of its legal, accounting, investment banking (if any), and other fees and expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement.

15.  COUNTERPART.
     -----------

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. Facsimile copies shall also be deemed originals.

16.  SEVERABILITY.
     ------------

     The Seller also agrees that the provisions of this Agreement are severable and separate and that the unenforceability of any specific provision or part of any provision shall not affect the validity of any other provision or term of this Agreement.

17.  ENTIRE AGREEMENT.
     ----------------

     This Agreement, the Seller Disclosure Schedule, the Escrow Agreement and the Registration Rights Agreement, together with each of the exhibits and schedules hereto and thereto, constitute the entire, final and exclusive agreement of Purchaser and the Seller with respect to the subject matter hereof and supersedes any and all prior and contemporaneous understandings or agreements, whether oral or written, concerning such subject matter. Each party acknowledges that it enters into this Agreement without relying on any statement by the other party which is not specifically set forth in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

JUPITERMEDIA CORPORATION ("Purchaser")       DEVX.COM, INC. ("Seller")

By:                                          By:
   -------------------------------              --------------------------------

Title:                                       Title:
      ----------------------------                 -----------------------------

Printed Name:                                Printed Name:
             ---------------------                        ----------------------

Date:                                        Date:
     -----------------------------                ------------------------------





























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